Exhibit 99.1

900 North Michigan Avenue Suite 1600 Chicago, Illinois 60611 (312) 274-2000

Contact:

G. MARC BAUMANN

Executive Vice President and

Chief Financial Officer

Standard Parking Corporation

(312) 274-2199

mbaumann@standardparking.com

FOR IMMEDIATE RELEASE

STANDARD PARKING ANNOUNCES

LETTER OF INTENT TO ACQUIRE SYSTEM PARKING

OPERATIONS IN ILLINOIS AND WISCONSIN

CHICAGO, October 24, 2005 - - Standard Parking Corporation (NASDAQ:  STAN), one of the nation’s leading providers of parking management services, announced today that it had signed a non-binding letter of intent to acquire the Illinois and Wisconsin parking operations of System Parking, Inc.

System Parking, a privately-owned enterprise based in Chicago, operates a total of approximately 124 locations in Chicago and Springfield, Illinois and in Milwaukee, Wisconsin.  Standard Parking’s agreement to consummate the transaction is subject to completion of due diligence that currently is underway as well as finalization of definitive legal documentation.  Financial terms of the acquisition were not announced, as they also are subject to completion of the due diligence.  The transaction is expected to close in the fourth quarter of this year.

DISCLOSURE NOTICE:   The information contained in this document is as of October 24, 2005.  This press release contains forward-looking information that involves substantial risks and uncertainties.  No assurances can be provided that any transaction will be consummated with System Parking because the letter of intent is not binding, the documentation has not been negotiated and finalized, and the consummation of the transaction is subject to the satisfaction of various conditions.  Additional risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. # # #

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